Exhibit 99.1

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE......

1st CONSTITUTION BANCORP ANNOUNCES SHAREHOLDER RIGHTS PLAN

CRANBURY, NJ – MARCH 18, 2004.......1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1st Constitution Bank, announced today that its board of directors has adopted a shareholder rights plan.

Under the rights plan, each shareholder of record on March 29, 2004 will receive a distribution of one right for each share of common stock of the Company. Initially, the rights will be represented by the Company’s common stock certificates, will not be traded separately from the common stock and will not be exercisable.

The rights will become exercisable only if a person or group acquires, or announces a tender offer that would result in ownership of 12 percent or more of the Company’s common stock, at which time each right would enable the holder to buy one-hundredth of a share of the Company’s Series A. Junior Participating Preferred Stock at an exercise price of $142.00, subject to adjustment. Following the acquisition of 12 percent or more of the Company’s common stock, the holders of rights (other than the acquiring person or group) will be entitled to purchase shares of the Company’s common stock at half-price, and in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

The Company may redeem the rights for $0.01 per right at any time before the acquisition by a person or group of 12 percent or more of the Company’s common stock. The Rights will expire on March 29, 2014.

A copy of the rights plan is being filed today with the Securities and Exchange Commission.

A copy of a letter to shareholders regarding the rights plan was released today.